EX4.34A

AMENDED AND RESTATED SECURITY AGREEMENT
(U.S. DOMICILED LOAN PARTIES)
THIS AMENDED AND RESTATED SECURITY AGREEMENT (U.S. DOMICILED LOAN PARTIES) dated as of November 1, 2016 (this “Security Agreement”), among CLEAN HARBORS, INC., a Massachusetts corporation (the “U.S. Borrower”), each of the subsidiaries of the U.S. Borrower listed on Annex A hereto or that becomes a party hereto pursuant to Section 8.13 hereof (each such subsidiary being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the U.S. Borrower are referred to collectively herein as the “Grantors”), and BANK OF AMERICA, N.A., as administrative agent (hereinafter, in such capacity together with its successors and assigns, the “Agent”) under the Credit Agreement referred to below.
W I T N E S S E T H:
WHEREAS, the U.S. Borrower, Clean Harbors Industrial Services Canada, Inc., an Alberta corporation (the “Canadian Borrower”), the lenders from time to time party thereto and the Agent are parties to the Fourth Amended and Restated Credit Agreement dated as of January 17, 2013 (as amended, modified and supplemented from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which such lenders, subject to the terms and conditions contained therein, agreed to make loans and other financial accommodations to the U.S. Borrower and the Canadian Borrower;
WHEREAS, the Grantors and the Agent are party to a Security Agreement (U.S. Domiciled Loan Parties) dated as of January 17, 2013 (as amended, modified and supplemented from time to time prior to the date hereof, the “Existing Security Agreement”), pursuant to which the Grantors granted to the Agent, for the benefit of the Secured Parties, a security interest in the Collateral (as defined below) as security for the Obligations;
WHEREAS, concurrently with the execution and delivery hereof, the U.S. Borrower and the Canadian Borrower (collectively, the “Borrowers”), are entering into a Fifth Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with the lenders from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the Agent, (i) which Credit Agreement shall amend and restate the Existing Credit Agreement in its entirety and (ii) pursuant to which the Lenders, subject to the terms and conditions set forth therein, have agreed to make Loans and other financial accommodations to the Borrowers;
WHEREAS, pursuant to that certain Amended and Restated Guaranty (U.S. Domiciled Loan Parties – U.S. Facility Obligations), dated as of the date hereof (as the same may be amended, restated, revised or replaced from time to time, the “U.S. Facility Guarantee”), each Grantor (other than the U.S. Borrower) has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Agent and the U.S. Facility Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the U.S. Facility Obligations;

WHEREAS, pursuant to the Canadian Facility Guarantees (as defined in the Credit Agreement) dated as of the date hereof, each Grantor has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Agent and the Canadian Facility Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Facility Obligations; and
WHEREAS, it is a condition precedent to the Lenders making any loans or otherwise extending credit to the Borrowers under the Credit Agreement that the Grantors (i) amend and restate the Existing Security Agreement as set forth herein, and (ii) execute and deliver to the Agent, for the benefit of the Secured Parties and the Agent, a security agreement substantially in the form hereof in order to secure the payment and performance in full when due of the Obligations (as defined below);
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Existing Security Agreement so that, as amended and restated, it reads in its entirety as provided herein:
1.Defined Terms.
(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)    The following terms shall have the following meanings:
“Agent” shall have the meaning assigned to such term in the recitals hereto.
“Collateral” shall have the meaning assigned to such term in Section 2.
“Collateral Deposit Account” shall have the meaning assigned to such term in Section 5.3.
“Control Agreement” means (a) with respect any Deposit Account maintained by any Grantor, a Deposit Account Control Agreement, and (b) with respect to any Securities Account maintained by any Grantor, an agreement establishing the Agent’s control with respect to such Securities Account, among such Grantor, an institution maintaining such Grantor’s Securities Account, and the Agent.
“Discharge of Obligations” shall mean (a) with respect to the Grantors taken as a whole, the indefeasible payment and performance in full in cash of the Obligations, the termination of all lending and other credit commitments of the Lenders, the Agent and the Secured Parties in respect thereof (including all outstanding Letters of Credit) and the termination of the Credit Agreement and the other Loan Documents, and (b) with respect to any individual Subsidiary Grantor, the release of such Subsidiary Grantor as a Guarantor in accordance with Section 12.2.1 of the Credit Agreement.

“Event of Default” shall mean an “Event of Default” under and as defined in the Credit Agreement.
“Excluded Property” shall mean:
(a)    any Deposit Account of any Grantor exclusively used for payroll, payroll taxes or employee benefits in the ordinary course of business.
(b)    any property of a person existing at the time such person is acquired or merged with or into or consolidated with any Grantor that is subject to a Lien permitted by Section 10.2.1(o) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property; and
(c)    assets of the Grantors held outside of the United States and Canada;
(d)    assets of any Foreign Subsidiary;
(e)    any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any Applicable Law or requires the consent not obtained of any Governmental Authority pursuant to any Applicable Law;
provided, however, that (A) Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a), (b), (c), (d) or (e) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clause (a), (b), (c), (d) or (e)), and (B) any property or asset that constitutes Excluded Property by reason of any violation or restriction shall cease to be Excluded Property upon the ineffectiveness, lapse or termination of such prohibition or restriction.
“Final Date” shall mean the date upon which there has been a Discharge of Obligations.
“Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements, Securities Accounts, Commodity Contracts and Commodity Accounts of any Grantor, whether now or hereafter acquired by any Grantor, in each case with respect to Securities (other than Securities in a wholly-owned Subsidiary of the U.S. Borrower) to the extent the grant by a Grantor of a Security Interest therein pursuant to this Security Agreement in its right, title and interest in any such Securities (a) is not prohibited by any shareholder, joint venture or similar agreement governing such Securities without the consent of any other party thereto (other than a Grantor), (b) would not give any other party (other than a Grantor) to any such shareholder, joint venture or similar agreement governing such Securities the right to terminate its obligations thereunder or (c) is permitted with consent (other than any consent of a Grantor) if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).
“Obligations” has the meaning given such term in the Credit Agreement and shall include, without limitation, the U.S. Facility Obligations and the Canadian Facility Obligations.
“Secured Parties” has the meaning given such term in the Credit Agreement and shall include any successors, indorsees, transferees and assigns of each such party.
“Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Security Interest” shall have the meaning assigned to such term in Section 2.
(c)    As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account,” “Chattel Paper,” “Commodity Account,” “Commodity Contract,” “Commercial Tort Claim,” “Electronic Chattel Paper,” “Equipment,” “Goods,” “Instrument,” “Inventory,” “Letter-of-Credit Right,” “Proceeds,” “Securities,” “Securities Accounts,” and “Supporting Obligation”. In addition, other terms relating to Collateral used and not otherwise defined herein that are defined in the UCC shall have the meanings set forth in the UCC.
(d)    The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection and Schedule references are to this Security Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(f)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
2.    Grant of Security Interest.
(a)    Each Grantor hereby (i) agrees to amend and restate the Existing Security Agreement so that, as amended and restated, it reads in its entirety as provided herein, and (ii) bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Agent, for the benefit of the Secured Parties, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the following property now owned or hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i)    all Accounts, and all rights of action or claims which any Grantor now has or may at any time hereafter have against any Person in respect thereof;
(ii)    all Chattel Paper (including all tangible and Electronic Chattel Paper) that arise from, relate to, or constitute proceeds of Accounts;
(iii)    all Documents that arise from, relate to, or constitute proceeds of Accounts;
(iv)    all General Intangibles that arise from, relate to, or constitute proceeds of, Accounts;
(v)    all Instruments (including all promissory notes) that arise from, relate to, or constitute proceeds of Accounts;
(vi)    all letters of credit, banker’s acceptances and similar instruments and including all Letter-of-Credit Rights that arise from, relate to, or constitute proceeds of Accounts;
(vii)    all Supporting Obligations to and in respect of Accounts, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to Accounts, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts, including returned, repossessed and reclaimed goods, and (D) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors;
(viii)    all Investment Property (including Securities, whether certificated or uncertificated, Securities Accounts, Security Entitlements, Commodity Contracts or Commodity Accounts) and all monies, credit balances, deposits and other property of any Grantor now or hereafter held or received in transit to any Secured Party or their Affiliates or at any other depository or other institution from or for the account of any Grantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, in each case, that arise from, relate to, or constitute proceeds of Accounts;
(ix)    all Commercial Tort Claims relating to Accounts;
(x)    books and records pertaining to the Collateral;
(xi)    any other contract rights or rights to payment of money, insurance claims and proceeds that arise from, relate to, or constitute proceeds of Accounts;
(xii)     all Deposit Accounts and Securities Accounts (a) that are subject to a Control Agreement or (b) which contain any of the foregoing in subsections (i) through (xi) hereof or any products or Proceeds of the foregoing in subsection (i) through (xi) hereof;

(xiii)    all products and Proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the Collateral.
Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the term “Collateral” shall not include, any Excluded Property.
(b)    Each Grantor hereby irrevocably authorizes the Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments or continuations thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other reasonable manner.” Each Grantor agrees to provide such information to the Agent promptly upon request.
Each Grantor also ratifies its authorization for the Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
The Security Interests are granted as security only and shall not subject the Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.
3.    Representations And Warranties.
Each Grantor hereby represents and warrants to the Agent and each Secured Party that:
3.1.    Title; No Other Liens. Except for the Security Interest granted to the Agent for the benefit of the Secured Parties pursuant to this Security Agreement and other Liens permitted by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Debt is on file or of record in any public office, except such as have been filed in favor of the Agent, for the benefit of the Secured Parties, pursuant to this Security Agreement or are permitted by the Credit Agreement.
3.2.    Perfected First Priority Liens.
(a)    Subject to the limitations set forth in clause (b) of this subsection 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid perfected Security Interests in the Collateral in favor of the Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon (A) the filing of all financing statements naming each Grantor as “debtor” and the Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) delivery of all Instruments, Chattel Paper and certificated Securities arising from, relating to, or constituting products or Proceeds of Accounts, together with instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify, and (ii) are prior to all other Liens on the Collateral other than Liens permitted to have priority under the Credit Agreement.
(b)    Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement (including Security Interests in cash, cash accounts and Investment Property) by any means other than by (i) filings pursuant to the Uniform Commercial Codes of the relevant State(s), (ii) in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents, possession by the Agent in the United States, and (iii) the obtaining of Control Agreements over Deposit Accounts and Securities Accounts (including, without limitation, those listed on Schedule 1 to the extent such Deposit Accounts and Securities Accounts contain any Collateral or any products or Proceeds thereof) other than Excluded Accounts; provided, however, that each Grantor shall be required to do the following in order to perfect the Security Interests granted under this Security Agreement: (i) comply with any provision of any statute, regulation or treaty of the United States or State thereof as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the Agent’s security interest in such Collateral; (ii) obtain governmental and other third party waivers, consents and approvals in form and substance satisfactory to the Agent, including any consent of any licensor, lessor or other person obligated on the Collateral, (iii) obtain waivers from mortgagees and landlords in form and substance satisfactory to the Agent, and (iv) take all actions under any earlier versions of the UCC as in effect in the State of New York or under any other law, as reasonably determined by the Agent to be applicable. Except as set forth in any Canadian Security Agreement, no Grantor shall be required to complete any filings or other action with respect to the perfection of Security Interests in any jurisdiction outside the United States.
(c)    It is understood and agreed that the Security Interests in cash, Deposit Accounts and Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.
3.3.    Collateral Locations. On the Closing Date, all of such Grantor's locations where books and records relating to Accounts are located are listed on Schedule 2.
3.4.    Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper arising from, relating to, or constituting products or Proceeds of Accounts are and will be correctly stated at the time furnished in all records of such Grantor relating thereto and in all invoices and other reports with respect thereto furnished to the Agent by such Grantor from time to time.
3.5.    U.S. Perfection Certificate. All information set forth on the U.S. Perfection Certificate relating to the Collateral is accurate and complete, and there has been no change in any of such information since the date on which the U.S. Perfection Certificate was signed by such Grantor.
4.    Covenants.

Each Grantor hereby covenants and agrees with the Agent and the Secured Parties that, from and after the date of this Security Agreement until the Final Date:
4.1.    Maintenance of Perfected Security Interest; Further Documentation.
(a)    Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in subsection 3.2 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to subsection 3.2(b).
(b)    Such Grantor will furnish to the Agent and the Secured Parties from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Agent may reasonably request.
(c)    Subject to clause (d) below and subsection 3.2(b), each Grantor agrees that at any time and from time to time, at the reasonable request of the Agent, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Agent or the Required Lenders may reasonably request, in order (x) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (y) to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby, all at the expense of such Grantor.
(d)    Notwithstanding anything in this subsection 4.1 to the contrary, (i) with respect to any assets constituting Collateral acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary of the U.S. Borrower that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this subsection 4.1.
4.2.    Changes in Locations, Name, etc. Each Grantor will furnish to the Agent within fifteen (15) days prior to such change a written notice of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization, (iii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral (including the establishment of any such new office), (iv) in its identity or type of organization or corporate structure or (v) in its federal taxpayer identification number or organizational identification number. Each Grantor agrees promptly to provide the Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees to promptly take all actions reasonably necessary or advisable to maintain a valid, legal and perfected security interest in all the Collateral having at least the priority described in subsection 3.2.

4.3.    Notices. Each Grantor will advise the Agent and the Secured Parties promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Agent to exercise any of its remedies hereunder.
4.4.    Commercial Tort Claims. Each Grantor shall promptly, and in any event within ten (10) Business Days after the same is acquired by it, notify the Agent of any Commercial Tort Claims relating to Collateral acquired by such Grantor which could reasonably be expected to result in award damages in excess of $1,000,000 in writing signed by such Grantor providing the brief details thereof and grant to the Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to the Agent.
4.5.    Lien Waivers. Each Grantor shall use its commercially reasonable efforts to obtain as soon as practicable after the date hereof with respect to each location set forth in Schedule 3 a Lien Waiver from the lessor of each such leased property.
4.6.    Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 12 to the U.S. Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 12 to the U.S. Perfection Certificate has been properly endorsed, assigned and delivered to the Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Chattel Paper not previously delivered to the Agent exceeds $500,000 in the aggregate for all Grantors, the Grantor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within five (5) days after receipt thereof) endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify.
4.7.    Investment Property. If any Grantor shall, now or at any time hereafter, hold or acquire any Certificated Securities constituting Collateral, such Grantor shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify. If any Securities constituting Collateral now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Agent thereof and, at the Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Agent, either (a) cause the issuer to agree to comply without further consent of such Grantor or such nominee, at any time with instructions from the Agent as to such Securities, or (b) arrange for the Agent to become the registered owner of the Securities. If any Securities constituting Collateral, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall immediately notify the

Agent thereof and, at the Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of such Grantor or such nominee, at any time with entitlement orders or other instructions from the Agent to such securities intermediary as to such Securities or other Investment Property, or (as the case may be) to apply any value distributed on account of any Commodity Contract as directed by the Agent to such commodity intermediary, or (ii) in the case of financial assets or other Investment Property constituting Collateral held through a securities intermediary, arrange for the Agent to become the entitlement holder with respect to such Investment Property, with such Grantor being permitted, only with the consent of the Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Agent agrees with each Grantor that the Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a Securities Account for which the Agent is the securities intermediary.
4.8.    Letter-of-Credit Rights. If any Grantor is, now or at any time hereafter, a beneficiary under a letter of credit constituting Collateral now or hereafter, such Grantor shall promptly notify the Agent thereof and, at the request and option of the Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Agent, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Agent of the proceeds of the letter of credit or (b) arrange for the Agent to become the transferee beneficiary of the letter of credit, with the Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in the Credit Agreement.
4.9.    Deposit Accounts and Securities Accounts.
(a)    Subject to any applicable Intercreditor Agreement, for each Deposit Account containing any Collateral or any products or Proceeds thereof (including, without limitation, those listed on Schedule 1, but excluding any Excluded Account that any Grantor, now or at any time hereafter, opens or maintains, such Grantor shall, in accordance with the Credit Agreement, take all actions necessary to establish the Agent’s control of each such Deposit Account, including by causing the related deposit account bank to enter into a Control Agreement.
(b)    Subject to any applicable Intercreditor Agreement, for each Securities Account containing any Collateral or any products or Proceeds thereof (including, without limitation, those listed on Schedule 1, but excluding any Excluded Account that any Grantor, now or at any time hereafter, opens or maintains, such Grantor shall, at the Agent’s request and option, pursuant to a Control Agreement in form and substance satisfactory to the Agent, cause the securities intermediary to agree to comply without further consent of such Grantor, at any time with instructions from the Agent to such securities intermediary directing the disposition of funds or financial assets from time to time credited to such Securities Account. The Agent agrees with each Grantor that the Agent shall not give any such instructions, or withhold any withdrawal rights for such Grantor, unless a Cash Trigger Period is then in effect under the Credit Agreement.
4.10.    Accounts Covenants.
(a)    Each Grantor shall notify the Agent promptly of: (i) any material delay in such Grantor’s performance of any of its obligations to any Account Debtor or the assertion of any claims, offsets, defenses or counterclaims by any Account Debtor, or any disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any Account Debtor, and (iii) any event or circumstance which, to such Grantor’s knowledge, would cause the Agent to consider any then existing Accounts as no longer constituting U.S. Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor without the Agent’s consent, except in the ordinary course of the Grantors’ business in accordance with practices and policies previously disclosed in writing to the Agent. So long as no Default or Event of Default exists or has occurred and is continuing, each Grantor shall have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, the Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.
(b)    With respect to each Account: (i) the amounts shown on any invoice delivered to any Secured Party or schedule thereof delivered to the Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to a Dominion Account at Bank of America in accordance with the Credit Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to the Agent in accordance with the terms of this Security Agreement or the Credit Agreement, and (v) none of the transactions giving rise thereto will violate any applicable foreign, federal, state, or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations, and all such documentation will be legally enforceable in accordance with its terms.
(c)    In accordance with the Credit Agreement, the Agent shall have the right at any time or times, to verify the validity, amount or any other matter relating to any Collateral, by mail, telephone, facsimile transmission or otherwise.
4.11.    Insurance.
(a)    Maintenance of Insurance. Each Grantor will maintain with financially sound and reputable insurers insurance with respect to its properties, including, without limitation, the Collateral, and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such minimum amounts that such Grantor will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Agent. In addition, all such insurance shall be payable to the Agent as loss payee under a “standard” or “New York” loss payee clause for the benefit of the Secured Parties and the Agent. Without limiting the foregoing, each Grantor will (a) keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, (b) maintain all such workers’ compensation or similar insurance as may be required by law and (c) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of the Grantors, business interruption insurance, and product liability insurance.
(b)    Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with an interest having priority in the property covered thereby and subject to the applicable Intercreditor Agreement, (a) so long as no Default or Event of Default has occurred and is continuing be disbursed to the applicable Grantor for direct application by such Grantor solely to the repair or replacement of such Grantor’s property so damaged or destroyed except to the extent such proceeds are required to be applied to the Obligations as provided by the terms of the Credit Agreement, and (b) in all other circumstances, be held by the Agent as cash collateral for the Obligations. Subject to any applicable Intercreditor Agreement, the Agent may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Agent may reasonably prescribe, for direct application by the applicable Grantor solely to the repair or replacement of such Grantor’s property so damaged or destroyed, or the Agent may apply all or any part of such proceeds held as cash collateral to the Obligations with the applicable Commitments (if not then terminated) being reduced by the amount so applied to the Obligations.
(c)    Continuation of Insurance. All policies of insurance shall provide for at least thirty (30) days prior written cancellation notice to the Agent. In the event of failure by the Grantors to provide and maintain insurance as herein provided, the Agent may, at its option, provide such insurance and charge the amount thereof to the Grantors. The Grantors shall furnish the Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.
5.    Remedial Provisions.
5.1.    Certain Matters Relating to Accounts. Each Grantor shall request in writing and otherwise take commercially reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the U.S. Dominion Account. If any Grantor or Subsidiary receives cash or Payment Items with respect to any Collateral or any such Payment Item not properly deposited by a lockbox servicer in accordance with the requirements set forth in Section 8.2.4 of the Credit Agreement, it shall hold same in trust for the Agent and promptly (not later than the next Business Day) deposit same into the U.S. Dominion Account. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. A Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon except in the ordinary course of business (unless an Event of Default shall have occurred and, subject to any applicable Intercreditor Agreement, the Agent shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise, or settlement under any circumstances during the continuance of such Event of Default).
5.2.    Communications with Account Debtors; Grantors Remain Liable.
(a)    Subject to the terms of any applicable Intercreditor Agreement, the Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, communicate with Account Debtors under the Accounts to verify with them to the Agent’s satisfaction the existence, amount and terms of any Accounts. The Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
(b)    Subject to the terms of any applicable Intercreditor Agreement, upon the written request of the Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify Account Debtors on the Accounts that the Accounts have been assigned to the Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Agent.
(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Agent or any other Secured Party of any payment relating thereto, nor shall the Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
5.3.    Proceeds To Be Turned Over to Agent. In addition to the rights of the Agent and the other Secured Parties specified in subsection 5.1 with respect to payments of Accounts, subject to the terms of any applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Agent so requires by notice in writing to the relevant Grantor, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Agent, if required). All Proceeds received by the Agent hereunder shall be held by the Agent in a collateral deposit account maintained under its sole dominion and control and on terms and conditions reasonably satisfactory to the Agent (the “Collateral Deposit Account”). All Proceeds while held by the Agent in a Collateral

Deposit Account (or by such Grantor in trust for the Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in subsection 5.4.
5.4.    Application of Proceeds. (a) Subject to the terms of any applicable Intercreditor Agreement, the proceeds received by the Agent of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt shall be applied as follows:
(i)    first, to pay amounts owing to the Agent (in its capacity as such) pursuant to this Security Agreement, the Credit Agreement or any other Loan Document;
(ii)    second, to the extent proceeds remain after the application pursuant to preceding clause (i), to the payment of the Obligations in the order or preference provided for in the Credit Agreement; and
(iii)    third, the balance, if any, to the Grantors or such other persons entitled thereto.
Upon any sale of the Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.
If, despite the provisions of this Section 5.4, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Section 5.4, such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 5.4.
(b)    It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.
(c)    It is understood and agreed by all parties hereto that the Agent shall have no liability for any determinations made by it in this Section 5.4. The parties also agree that the Agent may (but shall not be required to and shall have no liability for not doing so), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of any applicable Intercreditor Agreement, and the Agent shall be entitled to wait for, and may conclusively rely on, any such determination.
(d)    Each of the Secured Parties acknowledges and agrees that notwithstanding the date, time or creation of any Liens securing any of the Obligations under this Security Agreement or the other Security Documents, the Obligations shall be equally and ratably secured by the Liens of this Security Agreement and the Security Documents and all Liens securing any of the Obligations (and any proceeds received from the enforcement of any such Liens) shall be for the equal and ratable benefit of all Secured Parties and shall be applied as provided in clause (a) above. Each Secured Party, by its acceptance of the benefits hereunder and of the Security Documents, hereby agrees for the benefit of the other Secured Parties that, to the extent any additional or substitute collateral for any of the Obligations is delivered by a Grantor to or for the benefit of any Secured Party, such collateral shall be subject to the provisions of this clause (d).
(e)    Each of the Secured Parties hereby agrees not to challenge or question in any proceeding the validity or enforceability of any Security Document (in each case as a whole or any term or provision contained therein) or the validity of any Lien or financing statement in favor of the Agent for the benefit of the Secured Parties as provided in this Security Agreement and the other Security Documents, or the relative priority of any such Lien.
5.5.    Code and Other Remedies.
(a)    If an Event of Default shall occur and be continuing and subject to the terms of any applicable Intercreditor Agreement, the Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other Applicable Law. Without limiting the foregoing, if an Event of Default shall occur and be continuing the Agent may take such steps as it considers necessary or desirable to obtain possession of all or any part of the Collateral (including without limitation any books and records relating to the Collateral) and, to that end, each Grantor agrees that the Agent, its servants or agents or Receiver (as hereinafter defined) may, at any time, during the day or night, enter upon lands and premises where the Collateral may be found for the purpose of taking possession of and/or removing the Collateral or any part thereof. In the event of the Agent taking possession of the Collateral, or any part thereof, the Agent shall have the right to maintain the same upon the premises on which the Collateral may then be situate. The Agent may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Agent or such Secured Party may subject to (x) the satisfaction in full in cash of all payments due pursuant to the Credit Agreement, and (y) the ratable satisfaction of the Obligations in accordance with the Credit Agreement pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Agent’s request and at such Grantor’s sole expense, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 5.5 in accordance with the provisions of subsection 5.4.
(b)    The Agent may, in addition to any other rights it may have, appoint by instrument in writing a receiver or receiver and manager (both of which are herein called a "Receiver") of all or any part of the Collateral or may institute proceedings in any court of competent jurisdiction for the appointment of such a Receiver. Any such Receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Agent may have under this Security Agreement, at law or in equity. In exercising any such powers, any such Receiver shall, to the extent permitted by law, act as and for all purposes shall be deemed to be the agent of each Grantor, and the Agent shall not be responsible for any act or default of any such Receiver. The Agent may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Agent or any of the Lenders. A court need not appoint or ratify the appointment by the Agent of or otherwise supervise in any manner the actions of any Receiver. Upon any Grantor receiving notice from the Agent of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of such Grantor with respect to the Collateral shall cease, unless specifically continued by the written consent of the Agent.
5.6.    Deficiency. Each Grantor shall remain liable for (a) any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and (b) the fees and disbursements of any attorneys employed by the Agent or any Secured Party to collect such deficiency.
5.7.    Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any other Secured Party, (c) the Credit Agreement, Notes, the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, and (d) any collateral security, guarantee or right of offset at any time held by the Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the U.S. Borrower or any other Grantor or grantor, and any failure by the Agent or any other Secured Party to make any such demand or to collect any payments from the U.S. Borrower or any other Grantor or grantor or any release of the U.S. Borrower or any Grantor or grantor shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
5.8.    Suretyship Waivers by the Grantors. Each Grantor waives promptness, diligence, presentment, demand, notice, protest, notice of acceptance of this Security Agreement, notice of loans made, credit extended, Collateral received or delivered, notice of any Obligations incurred and any other notice with respect to any of the Obligations and this Security Agreement and any requirement that any Secured Party protect, secure, perfect or insure against any Lien, or any property subject thereto, or exhaust any right or take any action against any Loan Party or any other Person (including any other Grantor) or any Collateral securing the Obligations or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, each Grantor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Agent may deem advisable. Each Grantor further waives any and all other suretyship defenses and all defenses which may be available by virtue of any valuation, stay, moratorium law, or other similar law now or hereafter in effect.
5.9.    Marshaling. Neither the Agent nor any Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Agent or any Secured Party hereunder and of the Agent or any Secured Party in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Agent's rights and remedies under this Security Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.
6.    The Agent.
6.1.    Agent’s Appointment as Attorney-in-Fact, etc.
(a)    Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement and the other Security Documents, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and the other Security Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, either in the Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following:
(i)    take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable, and exercise all of such Grantor’s rights and remedies in and to, and to collect any, Collateral or the products and Proceeds thereof;
(ii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
(iii)    execute, in connection with any sale provided for in subsection 5.5 or in any other Security Document, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
(iv)    obtain and adjust insurance required to be maintained by such Grantor or paid to the Agent pursuant to subsection 4.11 or pursuant to any other Security Document; and
(v)    direct any party liable for any payment under any Account or with respect to any other Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct;
(vi)    ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of Accounts or any other Collateral;

(vii)    sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral, endorsing any such Grantor’s name upon any items of payment in respect of Accounts or constituting Collateral or otherwise received by the Agent and deposit the same in the Agent’s account for application to the Obligations, and endorse any such Grantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, including any negotiable or non-negotiable documents relating to any Collateral;
(viii)    commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;
(ix)    defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);
(x)    settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral) and discharge or release any Account;
(xi)    settle, adjust, compromise, extend or renew an Account;
(xii)    notify the post office authorities to change the address for delivery of remittances from Account Debtors or other obligors in respect of Accounts or other proceeds of Collateral to an address designated by the Agent, and open and dispose of all mail addressed to any such Grantor and handle and store all mail relating to the Accounts;
(xiii)    take control in any manner of any item of payment in respect of Accounts or constituting Accounts Collateral or otherwise received in or for deposit in the applicable deposit account subject to a Control Agreement or otherwise received by the Agent;
(xiv)    have access to any lockbox or postal box into which remittances from Account Debtors or other obligors in respect of Accounts or other proceeds of Collateral are sent or received; and
(xv)    generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral, including, without limitation, Accounts, as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Agent deems necessary to protect, preserve or realize upon the

Collateral and the Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement or the other Security Documents, all as fully and effectively as such Grantor might do.
Anything in this subsection 6.1(a) to the contrary notwithstanding, the Agent agrees that it will not exercise any rights under the power of attorney provided for in this subsection 6.1(a) unless an Event of Default shall have occurred and be continuing.
(b)    If any Grantor fails to perform or comply with any of its agreements contained herein or in any other Security Document, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    The expenses of the Agent incurred in connection with actions undertaken as provided in this subsection 6.1, together with interest thereon at the rate set forth in Section 3.1.1(c) of the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent on demand.
(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.
6.2.    Duty of Agent. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property. Neither the Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Agent and the Secured Parties hereunder or pursuant to the other Security Documents are solely to protect the Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Agent or any Secured Party to exercise any such powers. The Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder or pursuant to the other Security Documents, except for their own gross negligence or willful misconduct.
Beyond the exercise of reasonable care in the custody thereof, the Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Agent in good faith.
The Agent shall not be responsible (a) for the existence, genuineness or value of any of the Collateral, (b) for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Agent, (c) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (d) for the validity of the title of any Grantor to the Collateral, (e) for insuring the Collateral, (f) for the payment of taxes, charges, assessments or Liens upon the Collateral, or (g) otherwise as to the maintenance of the Collateral.
Notwithstanding anything in this Security Agreement to the contrary and for the avoidance of doubt, the Agent shall have no duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States.
6.3.    Authority of Agent. Each Grantor acknowledges that the rights and responsibilities of the Agent under this Security Agreement or the other Security Documents with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement or the other Security Documents shall, as between the Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
6.4.    Security Interest Absolute. All rights of the Agent hereunder and under the other Security Documents, the Security Interest and all Obligations of the Grantors hereunder and under the other Security Documents shall be absolute and unconditional.
6.5.    Continuing Security Interest; Assignments Under the Credit Agreement; Release.
(a)    This Security Agreement and the other Security Documents shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Final Date. In addition, the security interests granted hereunder shall terminate and be released, in whole or in part, upon the Discharge of Obligations.
(b)    In connection with any termination or release pursuant to paragraph (a), the Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such

Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this subsection 6.5 shall be without recourse to or warranty by the Agent.
6.6.    Reinstatement. This Security Agreement and the other Security Documents shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the U.S. Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the U.S. Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
7.    Agent As Agent.
(a)    Bank of America, N.A. has been appointed to act as Agent under the Credit Agreement by the Lenders and, by their acceptance of the benefits hereof and the other Security Documents, the other Secured Parties. The Agent shall be obligated, and shall have the right hereunder and under the other Security Documents, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement, the other Security Documents, the Credit Agreement and any applicable Intercreditor Agreement; provided that, except as otherwise expressly provided in the Credit Agreement or the other Loan Documents, the Agent shall exercise, or refrain from exercising, any remedies provided for herein, including in Section 5, in accordance with the instructions of the Required Lenders. In furtherance of the foregoing provisions of this subsection 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder or pursuant to the other Security Documents, may be exercised solely by the Agent for the benefit of the Secured Parties in accordance with the terms of this subsection 7(a).
(b)    The Agent shall at all times be the same Person that is the Agent under the Credit Agreement. Written notice of resignation by the Agent pursuant to Section 12.8 of the Credit Agreement shall also constitute notice of resignation as Agent under this Security Agreement and the other Security Documents; removal of the Agent shall also constitute removal as Agent under this Security Agreement or the other Security Documents; and appointment of a successor Agent pursuant to Section 12.8 of the Credit Agreement shall also constitute appointment of a successor Agent under this Security Agreement and the other Security Documents. Upon the acceptance of any appointment as Agent under Section 12.8 of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent under this Security Agreement and the other Security Documents, and the retiring or removed Agent under this Security Agreement and the other Security Documents shall promptly (i) transfer to such successor Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under this Security Agreement and the other Security Documents, and (ii) execute and deliver to such successor Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the Security Interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Security Agreement and the other Security Documents. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Security Agreement and the other Security Documents shall inure to such Agent’s benefit as to any actions taken or omitted to be taken by it or its designees under this Security Agreement and the other Security Documents while it was Agent hereunder, or after such resignation or removal for so long as the Agent or its designees continue to act in any capacity hereunder or under the other Loan Documents.
8.    Miscellaneous.
8.1.    Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Agent in accordance with Section 14.1 of the Credit Agreement.
8.2.    Notices. All notices, requests and demands pursuant hereto shall, if to the Agent or the U.S. Borrower, be made in accordance with Section 14.3 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the U.S. Borrower at the U.S. Borrower’s address set forth in Section 14.3 of the Credit Agreement.
8.3.    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Agent nor any Secured Party shall by any act (except by a written instrument pursuant to subsection 8.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
8.4.    Enforcement Expenses; Indemnification.
(a)    Each Grantor agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement or any other Security Document.

(b)    Each Grantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement or any other Security Document.
(c)    Each Grantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement or any other Security Document to the extent the U.S. Borrower would be required to do so pursuant to Section 14.2 of the Credit Agreement (whether or not then in effect).
(d)    The agreements in this subsection 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement, Notes, and the other Loan Documents.
8.5.    Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement except pursuant to a transaction permitted by the Credit Agreement.
8.6.    Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Security Agreement. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Agent and the U.S. Borrower.
8.7.    Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
8.8.    Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.9.    Integration. This Security Agreement, together with the other Loan Documents, represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
8.10.    GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK AND FEDERAL LAWS RELATING TO NATIONAL BANKS).
8.11.    Submission to Jurisdiction Waivers. Each Grantor hereby irrevocably and unconditionally:
(a)    SUBMISSION TO JURISDICTION. SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR JURISDICTION OVER THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT. EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION;
(b)    WAIVER OF VENUE. WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT;
(c)    SERVICE OF PROCESS. CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.2. NOTHING IN THIS SECURITY

AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW;
(d)    agrees that nothing herein shall affect the right of the Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Agent or any Secured Party to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 8.11 any special, exemplary, punitive or consequential damages.
8.12.    Acknowledgments. Each Grantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement, and the other Loan Documents to which it is a party;
(b)    neither the Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Loan Documents and the relationship between the Grantors, on the one hand, and the Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Grantors and the Secured Parties.
8.13.    Additional Grantors. Each U.S. Subsidiary of the U.S. Borrower that is required to become a party to this Security Agreement pursuant to Section 10.1.12 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a Supplement substantially in the form of Annex 1 hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.
8.14.    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Agent pursuant to this Security Agreement and the exercise of any right or remedy by the Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions of any applicable Intercreditor Agreement. In the event of any conflict between the terms of such Intercreditor Agreement and the terms of this Security Agreement with respect to the Collateral, the terms of such Intercreditor Agreement shall govern and control.
8.15.    WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY (WHICH THE

AGENT HEREBY ALSO WAIVES) IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
8.16.    Incorporation by Reference. In connection with its execution and acting hereunder Agent is entitled to all rights, privileges, benefits, protections, immunities and indemnities provided to it under the Credit Agreement.
8.17.    Amendment and Restatement. This Security Agreement amends and restates the Existing Security Agreement. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Security Agreement shall be evidenced by this Security Agreement and the grant of the security interests and liens in the Collateral pursuant to the Existing Security Agreement shall continue under this Security Agreement, and shall not in any event be terminated, extinguished or annulled (except for those certain security interests and liens released simultaneously herewith on the Closing Date) but shall hereafter continue to be in full force and effect and governed by this Security Agreement and the other Loan Documents, it being agreed and understood that this Security Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or any other “Loan Document” (as defined in the Existing Credit Agreement), nor does it operate as a waiver of any right, power or remedy of the Agent or any Lender under any “Loan Document” (as defined in the Existing Credit Agreement).
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.
CLEAN HARBORS, INC.
By: /s/ Michael L. Battles
Name: Michael L. Battles
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Security Agreement (U.S. Domiciled Loan Parties)]

GRANTORS

ALTAIR DISPOSAL SERVICES, LLC
ACTIVE OIL, INC.
BATON ROUGE DISPOSAL, LLC
BRIDGEPORT DISPOSAL, LLC
CH INTERNATIONAL HOLDINGS, LLC
CLEAN HARBORS ANDOVER, LLC
CLEAN HARBORS ANTIOCH, LLC
CLEAN HARBORS ARAGONITE, LLC
CLEAN HARBORS ARIZONA, LLC
CLEAN HARBORS BATON ROUGE, LLC
CLEAN HARBORS BDT, LLC
CLEAN HARBORS BUTTONWILLOW, LLC
CLEAN HARBORS CHATTANOOGA, LLC
CLEAN HARBORS CLIVE, LLC
CLEAN HARBORS COFFEYVILLE, LLC
CLEAN HARBORS COLFAX, LLC
CLEAN HARBORS DEER PARK, LLC
CLEAN HARBORS DEER TRAIL, LLC
CLEAN HARBORS DEVELOPMENT, LLC
CLEAN HARBORS DISPOSAL SERVICES, INC.
CLEAN HARBORS EL DORADO, LLC
CLEAN HARBORS ENVIRONMENTAL SERVICES, INC.
CLEAN HARBORS EXPLORATION SERVICES, INC.
CLEAN HARBORS FLORIDA, LLC
CLEAN HARBORS GRASSY MOUNTAIN, LLC
CLEAN HARBORS INDUSTRIAL SERVICES, INC.
CLEAN HARBORS KANSAS, LLC
CLEAN HARBORS KINGSTON FACILITY CORPORATION
CLEAN HARBORS LAPORTE, LLC
CLEAN HARBORS LAUREL, LLC
CLEAN HARBORS LONE MOUNTAIN, LLC
CLEAN HARBORS LONE STAR CORP.
CLEAN HARBORS (MEXICO), INC.
CLEAN HARBORS LOS ANGELES, LLC
CLEAN HARBORS OF BALTIMORE, INC.
CLEAN HARBORS OF BRAINTREE, INC.
CLEAN HARBORS OF CONNECTICUT, INC.
CLEAN HARBORS PECATONICA, LLC
CLEAN HARBORS PPM, LLC
CLEAN HARBORS RECYCLING SERVICES OF CHICAGO, LLC
CLEAN HARBORS RECYCLING SERVICES OF OHIO, LLC
CLEAN HARBORS REIDSVILLE, LLC
CLEAN HARBORS SAN JOSE, LLC
CLEAN HARBORS SAN LEON, INC.

[Signature Page to Security Agreement (U.S. Domiciled Loan Parties)]

CLEAN HARBORS SERVICES, INC.
CLEAN HARBORS SURFACE RENTALS USA, INC.
CLEAN HARBORS TENNESSEE, LLC
CLEAN HARBORS WESTMORLAND, LLC
CLEAN HARBORS WHITE CASTLE, LLC
CLEAN HARBORS WILMINGTON, LLC
CROWLEY DISPOSAL, LLC
DISPOSAL PROPERTIES, LLC
EMERALD SERVICES, INC.
EMERALD WEST, L.L.C.
EMERALD SERVICES MONTANA LLC
GSX DISPOSAL, LLC
HILLIARD DISPOSAL, LLC
HECKMANN ENVIRONMENTAL SERVICES, INC.
INDUSTRIAL SERVICE OIL COMPANY, INC.
MURPHY’S WASTE OIL SERVICE INC.
OILY WASTE PROCESSORS, INC.
ROEBUCK DISPOSAL, LLC
RS USED OIL SERVICES, INC.
SAFETY-KLEEN, INC.
SAFETY-KLEEN SYSTEMS, INC.
SAFETY-KLEEN ENVIROSYSTEMS COMPANY
SAFETY-KLEEN ENVIROSYSTEMS COMPANY OF PUERTO RICO, INC.
SAFETY-KLEEN INTERNATIONAL, INC.
SAFETY-KLEEN OF CALIFORNIA, INC.
SANITHERM USA, INC.
SAWYER DISPOSAL SERVICES, LLC
SERVICE CHEMICAL, LLC
SK HOLDING COMPANY, INC.
SPRING GROVE RESOURCE RECOVERY, INC.
TULSA DISPOSAL, LLC
THE SOLVENTS RECOVERY SERVICE OF NEW JERSEY, INC.
THERMO FLUIDS INC.
UNIVERSAL LUBRICANTS, LLC
VERSANT ENERGY SERVICES, INC.

            By: /s/ Michael L. Battles
Name: Michael L. Battles
Title: Executive Vice President

[Signature Page to Security Agreement (U.S. Domiciled Loan Parties)]

PLAQUEMINE REMEDIATION SERVICES, LLC

             By: /s/ Michael R. McDonald
Name: Michael R. McDonald
Title: President

[Signature Page to Security Agreement (U.S. Domiciled Loan Parties)]

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Christopher M. O’Halloran
Name: Christopher M. O’Halloran
Title: Senior Vice President

[Signature Page to Security Agreement (U.S. Domiciled Loan Parties)]

ANNEX A TO THE
SECURITY AGREEMENT
U.S. SUBSIDIARY GRANTORS

Entity Name	Jurisdiction
1. Altair Disposal Services, LLC	Delaware
2. Baton Rouge Disposal, LLC	Delaware
3. Bridgeport Disposal, LLC	Delaware
4. CH International Holdings, LLC	Delaware
5. Clean Harbors Andover, LLC	Delaware
6. Clean Harbors Antioch, LLC	Delaware
7. Clean Harbors Aragonite, LLC	Delaware
8. Clean Harbors Arizona, LLC	Delaware
9. Clean Harbors Baton Rouge, LLC	Delaware
10. Clean Harbors BDT, LLC	Delaware
11. Clean Harbors Buttonwillow, LLC	Delaware
12. Clean Harbors Chattanooga, LLC	Delaware
13. Clean Harbors Clive, LLC	Delaware
14. Clean Harbors Coffeyville, LLC	Delaware
15. Clean Harbors Colfax, LLC	Delaware
16. Clean Harbors Deer Park, LLC	Delaware
17. Clean Harbors Deer Trail, LLC	Delaware
18. Clean Harbors Development, LLC	Delaware
19. Clean Harbors Disposal Services, Inc.	Delaware
20. Clean Harbors El Dorado, LLC	Delaware
21. Clean Harbors Environmental Services, Inc.	Massachusetts
22. Clean Harbors Exploration Services, Inc.	Nevada
23. Clean Harbors Florida, LLC	Delaware
24. Clean Harbors Grassy Mountain, LLC	Delaware
25. Clean Harbors Industrial Services, Inc.	Delaware
26. Clean Harbors Kansas, LLC	Delaware
27. Clean Harbors Kingston Facility Corporation	Massachusetts
28. Clean Harbors LaPorte, LLC	Delaware
29. Clean Harbors Laurel, LLC	Delaware
30. Clean Harbors Lone Mountain, LLC	Delaware
31. Clean Harbors Lone Star Corp.	Delaware
32. Clean Harbors (Mexico), Inc.	Delaware
33. Clean Harbors Los Angeles, LLC	Delaware
34. Clean Harbors of Baltimore, Inc.	Delaware
35. Clean Harbors of Braintree, Inc.	Massachusetts
36. Clean Harbors of Connecticut, Inc.	Delaware
37. Clean Harbors Pecatonica, LLC	Delaware

Entity Name	Jurisdiction
38. Clean Harbors PPM, LLC	Delaware
39. Clean Harbors Recycling Services of Chicago, LLC	Delaware
40. Clean Harbors Recycling Services of Ohio, LLC	Delaware
41. Clean Harbors Reidsville, LLC	Delaware
42. Clean Harbors San Jose, LLC	Delaware
43. Clean Harbors Services, Inc.	Massachusetts
44. Clean Harbors Tennessee, LLC	Delaware
45. Clean Harbors Westmorland, LLC	Delaware
46. Clean Harbors White Castle, LLC	Delaware
47. Clean Harbors Wilmington, LLC	Delaware
48. Crowley Disposal, LLC	Delaware
49. Disposal Properties, LLC	Delaware
50. GSX Disposal, LLC	Delaware
51. Hilliard Disposal, LLC	Delaware
52. Murphy’s Waste Oil Service Inc.	Massachusetts
53. Plaquemine Remediation Services, LLC	Delaware
54. Roebuck Disposal, LLC	Delaware
55. Sawyer Disposal Services, LLC	Delaware
56. Service Chemical, LLC	Delaware
57. Spring Grove Resource Recovery, Inc.	Delaware
58. Tulsa Disposal, LLC	Delaware
59. Clean Harbors Surface Rentals USA, Inc.	Delaware
60. Sanitherm USA, Inc.	Delaware
61. Clean Harbors San Leon, Inc.	Delaware
62. Safety-Kleen, Inc.	Delaware
63. SK Holding Company, Inc.	Delaware
64. Safety-Kleen Systems, Inc.	Wisconsin
65. Safety-Kleen Envirosystems Company	California
66. Safety-Kleen Envirosystems Company of Puerto Rico, Inc.	Indiana
67. Safety-Kleen International, Inc.	Delaware
68. The Solvents Recovery Service of New Jersey, Inc.	New Jersey
69. Safety-Kleen of California, Inc.	California
70. Heckmann Environmental Services, Inc.	Delaware
71. Thermo Fluids Inc.	Delaware
72. Versant Energy Services, Inc.	Delaware
73. Emerald Services, Inc.	Washington
74. Emerald West, L.L.C.	Washington
75. EMERALD SERVICES MONTANA LLC	Washington
76. INDUSTRIAL SERVICE OIL COMPANY, INC.	California
77. OILY WASTE PROCESSORS, INC.	Montana
78. ACTIVE OIL, INC.	Connecticut
79. RS Used Oil Services, Inc.	Illinois
80. Universal Lubricants, LLC	Delaware

Notice Address for All Grantors
c/o Clean Harbors, Inc.
42 Longwater Street
P.O. Box 9149
Norwell, MA 02061

ANNEX 1 TO THE
SECURITY AGREEMENT
SUPPLEMENT NO. [ ] dated as of [    ], to the Amended and Restated Security Agreement (U.S. Domiciled Loan Parties) (as amended, restated, supplemented or modified from time to time, the “Security Agreement”) dated as of November 1, 2016, among CLEAN HARBORS, INC., a Massachusetts corporation (the “U.S. Borrower”), each of the subsidiaries of the U.S. Borrower listed on Annex A thereto or that becomes a party thereto pursuant to Section 8.13 thereof (each such subsidiary being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the U.S. Borrower are referred to collectively as the “Grantors”), and BANK OF AMERICA, N.A., as administrative agent (the “Agent”) under that certain Fifth Amended and Restated Credit Agreement dated as of November 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the U.S. Borrower, Clean Harbors Industrial Services Canada, Inc., an Alberta corporation (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), the lenders from time to time party thereto, and the Agent.
A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.
B.    The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and other financial accommodations to the Borrowers under the Credit Agreement.
C.    Section 10.1.12 of the Credit Agreement and Section 8.13 of the Security Agreement provide that each U.S. Subsidiary of the U.S. Borrower that is required to become a party to the Security Agreement pursuant to Section 10.1.12 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned U.S. Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement as consideration for the Lenders making of Loans and other financial accommodations to the Borrowers under the Credit Agreement.
Accordingly, the Agent and the New Grantors agree as follows:
SECTION 1. In accordance with subsection 8.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Agent, for the benefit of the Secured Parties, and hereby grants to the Agent, for the benefit of the Secured

Parties, a security interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.
SECTION 2. Each New Grantor represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Agent and the U.S. Borrower. This Supplement shall become effective as to each New Grantor when the Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Agent.
SECTION 4. Each New Grantor hereby represents and warrants that (a) set forth on Schedule A attached hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the true and correct location of the chief executive office and principal place of business and any office in which it maintains books or records relating to Collateral, (iv) the identity or type of organization or corporate structure of such New Grantor and (v) the federal taxpayer identification number and organizational number of such New Grantor and (b) as of the date hereof (i) Schedule 1 hereto sets forth the Deposit Accounts and Securities Accounts of the New Grantor. [The New Grantor hereby covenant and agrees to close all of the Deposit Accounts and Securities Accounts set forth on Schedule 1 within sixty (60) calendar days of the date hereof.]
SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK).
SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.3 of the Credit Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the U.S. Borrower at the U.S. Borrower’s address set forth in Section 14.3 of the Credit Agreement.
SECTION 9. Each New Grantor agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Agent.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each New Grantor and the Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.
[NAME OF NEW GRANTOR]
By:
Name:
Title:
BANK OF AMERICA, N.A.,
as Administrative Agent
By:
Name:
Title:

SCHEDULE A
TO THE SUPPLEMENT NO. __ TO THE
SECURITY AGREEMENT
COLLATERAL

Legal Name	Jurisdiction of Incorporation or Organization	Location of Chief Executive Office and Principal Place of Business	Type of Organization or Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number

SCHEDULE 1
TO SUPPLEMENT NO. __ TO THE
SECURITY AGREEMENT
DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS